EXHIBIT 99.1

EL PASO                                           NEWS

El Paso Corporation
P.O. Box 2511
Houston, Texas 77252-2511

FOR IMMEDIATE RELEASE

            EL PASO RESPONDS TO RATING ACTION AND
            REITERATES STRONG LIQUIDITY POSITION
            -------------------------------------
HOUSTON, TEXAS, NOVEMBER 26, 2002-El Paso Corporation (NYSE:EP) today responded to the rating downgrade of its senior unsecured debt by Moody's Investors Service. "Through implementation of the balance sheet enhancement and strategic repositioning plans, El Paso's credit posture is significantly stronger today than it was at the beginning of the year," said William A. Wise, chairman and chief executive officer of El Paso. "We have issued approximately $2.5 billion of equity securities, we expect to complete $4 billion of asset sales this year, we have improved our corporate liquidity, and we recently announced a plan to exit the energy trading business in a manner that we believe will maximize value for all stakeholders. El Paso has the assets, cash flow, and liquidity necessary to continue to operate and grow its businesses. It is regrettable that Moody's has largely ignored this progress and has acted based upon the uncertainties associated with the Federal Energy Regulatory Commission process, rather than waiting for the actual results. We continue to believe that our position will be vindicated."

Liquidity
The company's cash and overall liquidity position remains strong, as set forth in the following table, which has been updated as of November 25, 2002.

Sources                         ($ billions)
     Available cash               $0.7
     364-day bank facility         3.0
     Multi-year bank facility      1.0
                                 ------
          Subtotal sources        $4.7

Uses
     Commercial paper
        outstanding              ($0.0)
     Letters of credit under
        bank facility            ( 0.5)
                                 -------
          Subtotal uses          ($0.5)

Net available liquidity           $4.2
                                 =======

The rating action will require El Paso to post additional cash or other collateral pursuant to certain existing contractual obligations. The company believes that its liquidity position, shown above, is more than adequate to meet the company's cash needs. In order to meet anticipated requirements, the company plans to draw $1.5 billion from its $3 billion revolving credit facility.
The $3 billion revolving credit facility expires in May 2003. The company has the option prior to that maturity to fully draw the facility and extend repayment until May 2004. The company's $1 billion facility expires in August 2003.
El Paso has approximately $1.8 billion of existing debt, financing and minority interest maturities in 2003, including the $1 billion of El Paso-guaranteed Limestone (Electron) notes, which mature in March 2003. The 2003 debt maturities are expected to be met through a combination of cash flow from operations and planned asset sales.

                       CONFERENCE CALL
El Paso Corporation has scheduled a conference call today at 2:00 p.m. Eastern Standard Time, 1:00 p.m. Central Standard Time, to discuss the impact of the rating action. To access the call, dial (973) 582-2734 10 minutes prior to the call. A live webcast of the call will also be available online through our Web site at www.elpaso.com in the "For Investors" section.
A telephone replay of the conference call will be available through December 3, 2002 by dialing (973) 341-3080 (access code 3624581). A replay can also be accessed online through our Web site in the "For Investors" section.
El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has leading positions in natural gas production, gathering and processing, and transmission, as well as liquefied natural gas transport and receiving, petroleum logistics, power generation, and merchant energy services. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.


  CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Corporation has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful completion of the plan to exit the energy trading business; the positive acceptance of the exit plan by the credit rating agencies; the accounting and financial consequences of the plan to exit the energy trading business; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with regulatory proceedings, appeals from regulatory proceedings, and any related litigation, including those related to the pending FERC proceeding; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions or restructurings on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; the successful implementation of the Balance Sheet Enhancement Program and the Strategic Repositioning Plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference should be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.


                             ###

Contacts:
  Communications and
    Government Affairs          Investor Relations
    Norma F. Dunn               Bruce L. Connery
    Senior Vice President       Vice President
    Office: (713) 420-3750      Office: (713) 420-5855
    Fax:    (713) 420-3632      Fax:    (713) 420-4417